EXHIBIT 99.1 PRESS RELEASE ISSUED NOVEMBER 9, 2006

NOVEMBER 9, 2006

PRESS RELEASE

Citizens Financial Announces Third Quarter 2006 Results

LOUISVILLE, KY--November 9, 2006--Citizens Financial Corporation (NASDAQ-CNFL) today reported a net loss of $82,000 (or $0.04 per share) for the third quarter ended September 30 compared to net income of $143,000 (or $0.09 per share) during the same period in 2005. Net loss for the first three quarters of 2006 was $303,000 (or $0.18 per share) compared to a net income of $157,000 (or $0.09 per share) during the same period in 2005. During the first nine months of 2006 net equity decreased 14.8% to $9.10 per share due to the rising interest rate environment, net unrealized losses experienced in the Company’s fixed income investment portfolio and the net loss for the period.

For the third quarter of 2006 the Company experienced a pre-tax gain of $344,000 from operations and pre-tax portfolio investment losses of $453,000 compared to a pre-tax loss from operations of $107,000 offset by pre-tax portfolio investment gains of $348,000 in the third quarter of 2005.

The pre-tax gain from operations of $144,000 for the first nine months of 2006, compared to a pre-tax loss from operations of $574,000 for the first nine months of 2005, is due to a decrease in policy benefits and benefit reserves of $3,193,000 and a decrease in all other expenses of $169,000, offset by a decrease in operating revenues of $2,445,000 and a decrease in investment income of $199,000.

Total revenues were down 13.6% for the first nine months of 2006 compared to the prior year, while premium income decreased 12.6% for the period. The decrease in premium income was principally attributable to lower Pre-need sales resulting primarily from decreases previously made by the Company to commissions paid and growth rates credited on these products. General expenses and depreciation were up 3.6% during the first nine months of the year compared to the same period in the prior year, due primarily to the growth of executive marketing staff.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-Q for the quarter and Form 10-K for 2005 which have been filed with the Securities and Exchange Commission and can be accessed at

www.citizensfinancialcorp.com

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

For further information contact:

Len E. Schweitzer

Chief Financial Officer

(502) 244-2420

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Citizens Financial Corporation

Results in tabular form:

Quarter ended September 30
	2006	2005
Segment Revenues	$ 7,228,000	$ 8,151,000
Net realized investment gains (losses)	$ (453,000)	$ 348,000
Total Revenues	$ 6,775,000	$ 8,499,000
Net Income (Loss)	$ (82,000)	$ 143,000
Net Income (Loss) Per share	$ (0.04)	$ 0.09

Nine Months ended September 30
	2006	2005
Segment Revenues	$ 22,335,000	$ 24,980,000
Net realized investment gains (losses)	$ (111,000)	$ 730,000
Total Revenues	$ 22,224,000	$ 25,710,000
Net Income (Loss)	$ (303,000)	$ 157,000
Net Income (Loss) Per share	$ (0.18)	$ 0.09

Selected Financial Position Data
	September 30, 2006	December 31, 2005

Total Assets	$ 148,091,000	$ 153,281,000
Notes Payable	$ 5,443,000	$ 5,375,000
Shareholders’ Equity	$ 14,859,000	$ 17,437,000
Shareholders’ Equity per share	$ 9.10	$ 10.43